Exhibit 10.29

Volcano Corporation

SEVERANCE AGREEMENT AND RELEASE

This Severance Agreement and Release (the “Agreement”) is entered into by and between Volcano Corporation (the “Company”) and Vince Burgess (“Employee”).

Employee has been employed by the Company as a President, Advanced Imaging & EVP, Marketing & Business Development, pursuant to an employment agreement between the Company and Employee effective as of February 10, 2010 (the “Prior Agreement”). Employee has tendered his resignation, effective as of March 5, 2010, and as a result of his resignation from employment, is not eligible for any of the severance benefits described in the Prior Agreement. Notwithstanding the foregoing, in exchange for the Employee’s release of claims set forth herein, and the Employee’s observance of his continuing obligations to the Company, the Company has agreed to provide the Employee with the transition benefits described herein.

In consideration of the promises made herein, the Company and Employee agree as follows:

1. Termination. The Company and Employee acknowledge and agree that Employee has resigned from all positions he holds with the Company, effective March 5, 2010 (the “Termination Date”). This resignation constitutes a “separation from service” for purposes of Treasury Regulation Section 1.409A-1(h).

2. Consideration. In consideration for Employee’s release of claims set forth below and Employee’s other obligations under this Agreement, the Company agrees to provide Employee with the following severance benefits to which he is not otherwise entitled (the “Benefits”):

(a) the Company will pay Employee a single lump sum payment of $309,000 (less applicable tax withholding) on the first Company pay day following the Effective Date (as defined below);

(b) the Company will amend Employee’s currently outstanding vested compensatory stock options (which the Company and Employee agree are all set forth on Exhibit A), effective as of the Termination Date, to extend the post-termination exercise period applicable to each such option, to the extent it is vested and exercisable as of the Termination Date, so that each such vested option remains exercisable until the earlier of (i) the first anniversary of the Termination Date and (ii) the date each such option would otherwise expire (absent the termination of Employee’s service) under its original terms; and

(c) provided that Employee timely and accurately elects such coverage, the Company shall pay the premiums for continued coverage under the Company’s health insurance programs as provided by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Employee and his eligible dependents from the Termination Date through the earliest of (i) March 31, 2011, (ii) the first date that Employee becomes eligible for coverage under the health insurance program of a subsequent employer, and (iii) such other date as Employee (or his eligible dependents, as applicable) ceases to be eligible for COBRA coverage.

For the avoidance of doubt, nothing in this Agreement accelerates the vesting or exercisability of any of the compensatory equity awards held by Employee. In addition, Employee must immediately notify the Company when he becomes eligible for health insurance coverage by another employer. Not later than April 1, 2011, Employee will be solely responsible for payment of the full COBRA premium in order to continue such coverage (if then available).

3. No Other Payments Due. On the Termination Date, the Company paid Employee all accrued but unpaid wages owed to him, including salary and unused vacation accrued through such date. Employee acknowledges and agrees that he has received all salary, accrued vacation, commissions, bonuses, compensation, shares of stock, stock options and all other such sums due to Employee, other than amounts to be paid pursuant to Section 2 of the Agreement and any vested account balance under the Company’s 401(k) plan. In light of the payment by the Company of all wages due, or to become due to the Employee, Employee acknowledges and agrees that California Labor Code Section 206.5 is not applicable to him. Section 206.5(a) provides in pertinent part as follows:

An employer shall not require the execution of a release of a claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of those wages has been made.

4. Release of Claims. In exchange for the Benefits, Employee, on behalf of himself and his heirs, executors and assigns, hereby fully, forever and irrevocably releases the Company and its current and former officers, directors, employees, investors, shareholders, administrators, predecessor and successor corporations and assigns from any claim, duty, obligation or cause of action relating to any matters of any kind, whether known or unknown, suspected or unsuspected, that he may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date (as defined below) of the Agreement including, without limitation:

(a) any and all claims relating to or arising from Employee’s employment relationship with the Company and termination of that relationship;

(b) any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company;

(c) any and all claims for wrongful discharge of employment; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; and defamation;

(d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, and the California Fair Employment and Housing Act, all as amended;

(e) any and all claims arising out of any other laws and regulations, including those relating to employment or employment discrimination; and

(f) any and all claims for attorney’s fees and costs.

Employee agrees that the release set forth in this Agreement shall be and remain in effect in all respects as a complete and general release as to the matters released. This release does not extend to any obligations incurred under the Agreement, and it shall not apply to claims for workers’ compensation benefits or unemployment insurance benefits, any rights or claims for indemnification Employee may have pursuant to (i) any written indemnification agreement with the Company to which he is a party, (ii) the charter, bylaws, or operating agreements of the Company or (iii) or under applicable law, or any other claims that cannot lawfully be waived by this Agreement. Additionally, Employee expressly waives Employee’s right to recover any personal relief from the Company, including monetary damages or reinstatement in any administrative action or proceeding, whether state or federal, and whether brought by Employee or on Employee’s behalf, related in any way to the matters released herein. Employee hereby represents that he has received all the leave and leave benefits and protections for which he is eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise, and has not suffered any on-the-job injury for which he has not already filed a workers’ compensation claim. Employee agrees that he will not voluntarily assist any person in bringing or pursuing any claim or action of any kind against the Company or its parents, subsidiaries, affiliates, distributors, officers, directors, employees or agents, unless pursuant to subpoena or other compulsion of law.

5. Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that the waiver and release is knowing and voluntary. The following general provisions, along with the other provisions of this Agreement, are agreed to for this purpose:

(a) Employee acknowledges that he has read and understands the terms of this Agreement.

(b) Employee and the Company agree that the waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date (as defined below) of the Agreement.

(c) Employee acknowledges that the consideration given for the waiver and release is in addition to anything of value to which Employee was already entitled.

(d) Employee further acknowledges that he has been advised in writing by this Agreement that he should consult with an attorney prior to execution of the Agreement.

(e) Employee acknowledges that Employee has been given at least twenty-one (21) days within which to consider whether or not to enter into the Agreement. Employee understands that, at his option, Employee may elect to not use the full 21-day period.

(g) This Agreement will not become enforceable or effective until the eighth calendar day after Employee signs it. In other words, Employee has seven (7) days following the execution of the Agreement to revoke the Agreement (the “Revocation Period”). Employee’s revocation must be in writing and received by Scott Huennekens before the conclusion of the Revocation Period in order to be effective. The Agreement shall not be effective until the Revocation Period has expired.

6. Civil Code Section 1542. Employee represents that he is not aware of any claims he may have other than the claims that are released by the Agreement. Employee acknowledges that he is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee, being aware of such code section, agrees to waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

7. Tax Consequences.

(a) The Company makes no representations or warranties with respect to the tax consequences of the payment of any sums to Employee under the terms of the Agreement. Employee agrees and understands that he is responsible for payment, if any, of local, state and/or federal taxes on the sums paid hereunder by the Company and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of Employee’s failure to pay federal or state taxes or damages sustained by the Company by reason of any such claims, including reasonable attorney’s fees.

(b) It is intended that (i) each installment of the Benefits is a separate “payment” for purposes of Internal Revenue Code Section 409A (together, with any state law of similar effect, “Section 409A”), (ii) the Benefits satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under of Treasury Regulation Sections 1.409A-1(b)(4) and 1.409A-1(b)(9)(v), and this Agreement will be construed to the greatest extent possible as consistent with those provisions.

8. Nondisclosure of Confidential and Proprietary Information. Employee understands and acknowledges that his obligations to the Company under his existing Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit B (the “Confidentiality Agreement”), shall survive termination of his employment relationship with the Company. Employee further agrees that he shall continue to maintain the confidentiality of all confidential and proprietary information of the Company as provided by the Confidentiality Agreement and agrees that at all times hereafter, he shall not intentionally divulge, furnish or make available to any party any of the trade secrets, patents, patent applications, price decisions or determinations, inventions, customers, proprietary information or other intellectual property rights of the Company, until after such time as such information has become publicly known otherwise than by act of collusion of Employee.

9. Other Obligations.

(a) Expenses. Employee agrees that, within ten (10) days after the Termination Date, he will submit his final documented expense reimbursement statement reflecting all business expenses incurred through the Termination Date, if any, for which he seeks reimbursement. The Company will reimburse Employee for these expenses pursuant to its regular business practice.

(b) Return of Company Property.

(i) By the close of business on the Termination Date, and except as otherwise expressly set forth in this Section 9(b), Employee will have returned to the Company all Company documents (and all copies thereof) and other Company property in his possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). Employee represents that he has made a diligent search to locate any such documents, property and information by the close of business on the Termination Date.

(ii) The Company has agreed to allow Employee to retain his Company-issued laptop and Blackberry for a limited period of time following the Termination Date in order to facilitate Employee’s ability to transition certain on-going Company matters related to his employment with the Company. Employee agrees to return the laptop and Blackberry to the Company within five (5) days after receiving a request (whether in writing, electronically or orally) from a Company officer to do so.

(iii) If Employee has used any personally owned computer, server, or any third party e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, then within ten (10) days after the Termination Date (and again within ten (10) days after the date the Company requests the return of the Company-issued laptop and Blackberry, if Employee used his personally owned computer, server, or any third party e-mail system in connection with his transition-related activities described in Section 9(b)(ii) above), Employee shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and Employee agrees to provide the Company access to his systems as requested to verify that the necessary copying and/or deletion is done.

(c) Cooperation. In addition, Employee agrees to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of his employment by the Company. Such cooperation includes, without limitation, making himself available to the Company upon reasonable notice, without subpoena, to provide truthful and accurate information in witness interviews and deposition and trial testimony. The Company will make reasonable efforts to accommodate Employee’s scheduling needs, including making reasonable accommodations for Employee’s business and personal obligations. In addition, Employee agree to execute all documents (if any) necessary to carry out the terms of this Agreement.

(d) Non-Disparagement. Employee agrees not to disseminate or publish, or allow to be disseminated or published, any written, oral or electronically-transmitted statement that is, or could reasonably considered to be, a disparaging statement about the Company, its policies or practices, or any of its employees or former employees. The Company (through its officers and directors) agrees not to disseminate or publish, or allow to be disseminated or published, any written, oral or electronically-transmitted statement that is, or could reasonably considered to be, a disparaging statement about Employee. Notwithstanding the foregoing, the Company and Employee may respond accurately and fully to any question, inquiry or request for information when required by legal process.

10. Breach of the Agreement. Employee acknowledges that upon breach of this Agreement or of the Confidentiality Agreement, the Company would sustain irreparable harm from such breach, and, therefore, Employee agrees that in addition to any other remedies which the Company may have under the Agreement or otherwise, the Company shall be entitled to obtain equitable relief, including specific performance and injunctions, restraining Employee from committing or continuing any such violation. Employee acknowledges and agrees that upon Employee’s material or intentional breach of any of the provisions of the Agreement (including Section 10) or the Confidentiality Agreement, and following written notice of such breach by the Company to Employee and an opportunity to cure such breach within five (5) business days where such breach may be cured, in addition to any other remedies the Company may have under the Agreement or otherwise, the Company’s obligations to provide the Benefits to Employee immediately terminate.

11. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of the Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of the Agreement. Employee warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

12. No Representations. Employee represents that he has carefully read and understands the scope and effect of the provisions of the Agreement and that he has not relied upon any representations or statements made by the Company which are not specifically set forth in the Agreement.

13. Costs. Employee shall bear his own costs, attorneys’ fees and other fees incurred in connection with the Agreement.

14. Severability. In the event that any provision hereof becomes or is declared to be illegal, unenforceable or void, the provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefits contemplated in this Agreement to the fullest extent permitted by law. If a deemed modification is not satisfactory, the unenforceable provision shall be deemed deleted and the Agreement shall continue in full force and effect without said provision.

15. Entire Agreement. The Agreement, including all exhibits, represents the entire agreement and understanding between the Company and Employee concerning Employee’s separation from the Company and supersedes and replaces any and all prior agreements and understandings concerning the subject matter hereof. This Agreement will bind the Employee’s heirs, personal representatives, successors and assigns.

16. No Oral Modification. The Agreement may only be amended in writing signed by Employee and a duly authorized officer of the Company.

17. Governing Law. The Agreement shall be governed by the laws of the State of California.

18. Effective Date. This Agreement shall be effective upon the expiration of the Revocation Period (as defined above). Such date is referred to herein as the “Effective Date.”

19. Counterparts. The Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

20. Assignment. The Agreement may not be assigned by Employee. The Agreement may be assigned by the Company to a corporation controlling, controlled by or under common control with the Company without the consent of Employee.

21. Voluntary Execution of Agreement. Employee has executed this Agreement voluntarily and without any duress or undue influence, with the full intent of releasing all claims. Employee acknowledges that:

(a) He has read the Agreement;

(b) He has been represented in the execution of the Agreement by legal counsel of his own choice or he has voluntarily declined to seek such counsel;

(c) He understands the terms and consequences of the Agreement and of the releases it contains; and

(d) He is fully aware of the legal and binding effect of the Agreement.

[Signature Page Follows]

The parties have executed the Agreement on the respective dates set forth below.

Volcano Corporation

/s/ Scott Huennekens
By:	Scott Huennekens
Title:	President & CEO

Dated: March 5, 2008

EMPLOYEE:

Vince Burgess

/s/ Vince Burgess

Dated: March 5, 2008